NEWS RELEASE	FLOTEK INDUSTRIES, INC.
FTK - AMEX Houston, Texas	Wednesday, December 6, 2006

FLOTEK INDUSTRIES, INC. TO ACQUIRE
TRIUMPH DRILLING TOOLS, INC.

HOUSTON, December 6, 2006 - Flotek Industries, Inc. (AMEX: FTK) today announced it has entered into a definitive agreement to purchase the assets of Teal Supply Co., which does business as Triumph Drilling Tools, Inc. (“Triumph”) headquartered in Corpus Christi, Texas. The consideration for the acquisition of the assets will consist of cash in the amount of $31 million. The transaction is expected to close in January 2007.

Triumph is a leading regional provider of down-hole rental equipment to the oil and gas industry. Triumph maintains an extensive inventory of drilling tools for lease or sublease to customers in Texas, New Mexico, Louisiana, Oklahoma and Arkansas. Triumph’s rental products include stabilizers, drill collars, drilling jars, roller reamer and other specialized drilling tools. Triumph also provides bottom hole assembly design, inspection services and other related technical services. Triumph services numerous drilling contractors, directional drilling companies, major and independent operators. For over 10 years Triumph has been dedicated to providing excellent customer service and tools of superior quality and craftsmanship. Morgan Keegan & Company, Inc. advised Triumph Drilling Tools.

Based on unaudited financial statements, Triumph generated revenue and EBITDA for the twelve months ended December 31, 2005 of $12.7 million and $3.4 million and for the nine months ended September 30, 2006 of $11.6 million and $2.8 million, respectively. EBITDA is a non-GAAP item, and additional information regarding EBITDA is provided later in this release.

As part of Flotek’s Drilling Tools division, Triumph will provide strong market presence in West Texas, New Mexico, South Texas, and South Louisiana as well as Oklahoma and Northern Louisiana. The acquisition of Triumph broadens the geographic reach of Flotek’s Drilling Tools group and provides a platform for broader services currently offered by Flotek to be added to Triumph’s offerings.

Jerry D. Dumas, Sr., Chairman and Chief Executive Officer, comments, “This strategic acquisition provides key regional market share strength which accelerates penetration of these markets. Our combined companies will have an inventory of more than 20,000 tools providing the largest inventory of rental tools in several of our key regional markets. We believe the addition of services and under utilized inventory from Flotek’s other regions will strengthen and expand Triumph’s market presence. The combination of Triumph and our 50% interest in CAVO Drilling Motors makes Flotek’s Drilling Tools group a major player in the US down-hole rental tools market. This also acts as a platform for taking our drilling products offshore.”

Flotek manufactures and markets innovative specialty chemicals, down-hole drilling and production equipment, and manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. For additional information, please visit Flotek’s web site at www.flotekind.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially. Information about the risks and uncertainties that may affect Flotek Industries, Inc. are set forth in Flotek’s most recent filings on Form 10-K and in Flotek’s other SEC filings and publicly available documents.

REGULATION G RECONCILIATION

Use of EBITDA & Regulation G Reconciliation

This press release contains references to EBITDA, a non-GAAP financial measure that complies with federal securities regulations when it is defined as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. We define EBITDA accordingly for the purposes of this press release. A reconciliation of this financial measure to net income, the most directly comparable GAAP financial measure, is provided in the table below.

Triumph Drilling Tools
Reconciliation of EBITDA to GAAP Net Income
(in millions)
(unaudited)

	9 months ended	12 months ended
	September 30, 2006	December 31, 2005

Net income	$1.6	$2.1
Interest expense	0.2	0.2
Income taxes	--	--
Depreciation and amortization	1.0	1.1
EBITDA	$2.8	$3.4

CONTACT:
Flotek Industries, Inc.
Rosalie Melia, Corporate Secretary
713.849.9911